SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of December 31, 2021 (the “Effective Date”), by and among TriNet Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Edward Griese (the “Executive”).

RECITALS

WHEREAS, the Executive is currently serving as the Senior Vice President, Insurance Services of the Company pursuant to the Second Amended and Restated Employment Agreement entered into by the Company and the Executive on December 28, 2016 (the “Employment Agreement”);

WHEREAS, the Executive and the Company have mutually agreed to provide for an orderly transition of the Executive’s duties and responsibilities and the Executive desires to assist the Company in realizing such an orderly transition;

WHEREAS, the Executive and the Company mutually desire that the Executive continues in his current role, with the Executive’s current roles and responsibilities, until the Separation Date defined below;

WHEREAS, the Executive and the Company mutually desire that the Executive thereafter provide consulting services to the Company;

WHEREAS, in furtherance of the foregoing, the Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s continued employment with the Company and the conclusion of that employment.

NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:

1.Separation from Employment. Executive shall continue to serve as Senior Vice President, Insurance Services in all respects until December 31, 2021 (the “Separation Date”), which will be the Executive’s last day of employment with the Company.

2.Compensation. As compensation for the Executive’s continuing employment and service hereunder, in recognition of the Executive’s contributions to the Company, and as consideration for the Release (as defined below), and the respective terms and conditions thereof, and the other promises of the Executive contained in this Agreement, which shall be deemed to include the Executive’s agreement to (A) remain in the employ of the Company as described above through the Separation Date, (B) cause ER Griese Consulting, LLC to enter a consulting agreement with the Company in the form attached as Appendix C, (C) timely and accurately respond to other matters involving the Company about which the Executive has or may have personal knowledge (other than the Executive’s separation or any other claim the Executive may bring against the Company that is not released under the Release), (D) comply with the Company’s Business Ethics and Code of Conduct Policy and other policies relating to conduct, as in effect from time to time and applicable to its senior management colleagues, and
(E)subject to 7(a) below, comply with all covenants to which the Executive has agreed as part of his employment with the Company, including, but not limited to, the Restrictive Covenants in the Executive’s TriNet equity awards (an example of which is attached hereto as Appendix D) and the Proprietary Information and Invention Agreement with the Executive (the “Proprietary Information Agreement),” a copy of which is attached hereto as Appendix A), (the covenants described in the immediately preceding clauses (A) through (E) are collectively referred to herein as the “Covenants”); provided, that the Executive timely signs and returns this Agreement, complies with Sections 8, 10, and 14 below, among others, and does not revoke the Release, the Company will provide the Executive with the following compensation and benefits:

(a)Base Salary and Benefit Plan Participation. Until the Separation Date, the Executive will (i) receive his base salary as in effect on the Effective Date and (ii) participate in the Company’s retirement and welfare benefit plans, perquisite programs, expense reimbursement and vacation policies, as such plans, programs and policies may be in effect from time to time (collectively, the “Plans”). For any expense reimbursement requests the Executive does not submit via the TriNet Expense site before the Separation Date, within 10 calendar days of the Separation Date, the Executive shall submit them via email to Maureen.kleven@trinet.com, for review/approval by the CEO, with a spreadsheet documenting the final expense reimbursement request for expenses incurred through the Separation Date. For each expense, the Executive shall provide the merchant’s name, expense type, expense amount, client, attendee(s), and relevant notes, and the Executive shall include all relevant receipts with the email. The final expense request shall be reviewed for accuracy and policy compliance and processed in accordance with TriNet’s regular practice. The Executive shall receive any reimbursement owed by check sent to his last known mailing address.

(b)Benefits Upon Separation Date. Subject to the Executive (i) not unilaterally terminating his employment with the Company prior to the Separation Date without mutual consent of the Company and (ii) not being terminated by the Company for Cause (as defined in Section 2(c) below), the Executive shall, without duplicating any amounts provided under Section 2(a), be invited to participate in the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan (the “Severance Plan”), subject to the terms and conditions of the Severance Plan; provided that, the Executive’s execution of a Participation Notice under the Severance Plan shall not entitle the Executive to participate in the Severance Plan until the additional conditions set forth in this Agreement are met. Nothing in the Severance Plan shall limit the obligations of the Executive toward the Company under this Agreement, including without limitation the Executive’s obligations with respect to return of Company property, confidential information and intellectual property.

(c)Cause. For purposes of this Agreement, “Cause” will mean (i) a willful act or omission involving gross misconduct or fraud that results in material injury to the Company, (ii) a willful refusal or failure to follow lawful and reasonable directions of the Board or an individual to whom the Executive reports (as appropriate), (iii) a willful and habitual neglect of duties, (iv) a material breach by the Executive of this Agreement, the PIIA or any other contract or agreement between the Executive and by the Company or (v) the commission of a felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof. No act, omission or failure to act by the Executive shall be deemed “willful” unless committed without good faith and without reasonable belief that the act, omission or failure to act was in the Company’s best interests.

3.Employment Location. Except as set forth herein, until the Separation Date the Executive may continue to perform his duties as Senior Vice President, Insurance Services from any location in the United States.

4.No Additional Entitlements. The Executive understands and acknowledges that he will have no further entitlements, other than (a) those cash, stock and other amounts recited in Section 2(b) and otherwise under this Agreement and (b) accrued rights and entitlements that have vested as of the Separation Date under the Plans. The Executive hereby acknowledges that the Executive has no interest in or claim of right to reinstatement, reemployment or employment with the Company, and the Executive forever waives any interest in or claim of right to any future employment by the Company.

5.Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

6.Section 409A Compliance. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall be exempt from or comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) whether pursuant to the short-term deferral exception under Treasury Regulation Section 1.409A- 1(b)(4), the involuntary separation pay play exception under Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise, so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (a) the Executive is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service, and any amounts so delayed shall be paid during the seventh month following separation from service. Any reimbursement amounts payable under this Agreement shall be paid promptly after receipt of a properly documented request for reimbursement from the Executive, provided no amount shall be paid later than December 31 of the year following the year during which the reimbursable amounts were incurred by the Executive.

7.Executive Protections; Defend Trade Secrets Act.

(a)Nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement requires the Executive to waive any monetary award or other relief that the Executive might become entitled to from the SEC or any other Government Agency.

(b)Pursuant to the Defend Trade Secrets Act of 2016, the Executive and the Company acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

8.Execution of Agreement; Release of Claims. The payments and benefits to the Executive pursuant to this Agreement are contingent upon (a) the Executive executing and delivering to the Company this Agreement and a release of claims in the form attached to this Agreement as Appendix B (the “Release”) within twenty-one (21) days of the date of this Agreement but not sooner than December 31, 2021, and (b) the Executive not revoking the Release. The parties agree that the Executive’s execution and non-revocation of the Release under this Section 8 shall constitute execution and non-revocation of the Release referenced in Section 5(a) of the Severance Plan.

9.Return of Property. Subject to Section 7(a) hereof, on or prior to the Separation Date, the Executive will return all of the Company’s property. Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, keys, pass cards, building identity cards, mobile telephones, tablet devices, corporate credit cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Company and its business, provided that it would not be a violation of this
Section 9 for the Executive to retain copies of publicly-filed documents. Further, other than in the performance of the Executive’s duties and subject to Section 7(a) hereof, the Executive will not take, procure, or copy any property of the Company before, on, after or in anticipation of the Separation Date. For purposes of this Section 9, “Company” shall include the Company, its subsidiaries and affiliates. Notwithstanding the foregoing, the Executive may keep a Company provided laptop computer and its contents following the Separation Date in order to facilitate transition of duties until the Company requests its return.

10.Cooperation. Subject to Section 7(a) hereof, in consideration for the promises and payments by the Company pursuant to this Agreement, at the request of the Company, the Executive agrees to timely and accurately respond to reasonable requests by the Company to the extent reasonably possible with respect to the transition of his duties following his Separation date and other matters involving the Company about which the Executive has or may have personal knowledge (other than the Executive’s separation or any other claim the Executive may bring against the Company that is not released under the Releases), including any such matters which may arise after the Separation Date, including without limitation the Shiqiong Huang et. al. vs. TriNet HR III, et al. 401(k) litigation matter; provided that the Company shall reimburse the Executive for any out-of-pocket expenses reasonably related to such requests that are approved by the Company in advance; provided, further, that, if the incurrence of such expenses is necessary for the Executive to comply with the terms of this Section 10, the Executive shall not be required to comply with this Section 10 until such approval is granted. For purposes of this Section 10, “Company” shall include the Company, its subsidiaries and affiliates.

11.Resignations. Effective as of the Separation Date, unless otherwise requested by the Company in writing, the Executive will, automatically and without further action on the part of the Executive or any other person or entity, resign from all offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and committees of the Company, its subsidiaries and affiliates, other than the office of Vice President of the Company, from which office the Executive will automatically and without further action on the part of the Executive or any other person or entity, resign on the Separation Date. In addition, and without limiting the effectiveness of the resignations in the immediately preceding sentence, upon request of the Company, effective on the Separation Date, the Executive will execute and deliver to the Company a written resignation from his position as SVP, Insurance Services of the Company. The Executive agrees that he shall execute any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section 11.

12.Non-Reliance. The Executive represents to the Company and the Company represents to the Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise. The Executive (a) has reviewed with his own advisors the tax and legal consequences of entering into and the payments under this Agreement, (b) is relying solely on such advisors and not on any statements or representations of the Company, its agents or advisors, and (c) understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of entering into and the payments under this Agreement, other than the Company’s liability with respect to any required tax withholdings thereon.

13.Assignability. The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.

14.Confidentiality, Intellectual Property, Non-Solicitation and Non-Disparagement. Subject to Section 7(a) hereof, the Company and the Executive acknowledge and agree that the provisions of the Proprietary Information Agreement, and all other Covenants shall continue to apply to the Executive prior to and after the Separation Date as if fully set forth in this Agreement. In addition, and in consideration of the compensation described in Section 2 hereof, and the Company’s commitments hereunder, the Company and the Executive also agree, subject to Section 7(a) hereof, as follows:

(a)Non-Solicitation. The Executive acknowledges that the provisions of the Proprietary Information Agreement relating to non-solicitation of employees shall apply for a period of twelve months following the Separation Date.

(b)Non-Disparagement. At all times on and after the Effective Date, the Executive will not disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company to any person; provided, however, that (i) this provision shall not apply to any truthful statements as may be required by the Executive in the course of his duties; provided, further, that this provision shall not apply to any truthful statements made by the Executive to the Board (or a committee or subcommittee of the Board) if such statements are provided at the request of the Board (or a committee or subcommittee thereof) in the course of carrying out its duties and responsibilities and (ii) that the Executive may respond accurately and fully to any question, inquiry, or request for information when required by legal process or in response to a governmental inquiry.

(c)Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in this Section 14 will cause irreparable damage to the Company, its subsidiaries and affiliates and their respective goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in this Section 14, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. The Executive agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the Executive agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. For purposes of this Section 14, “Company” shall include the Company, its subsidiaries and affiliates.

This Agreement does not, in any way, restrict or impede the Executive from exercising protected rights, including those under the California Fair Employment and Housing Act (FEHA), the National Labor Relations Act (NLRA), or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s Chief Legal Officer at Samantha.Wellington@TriNet.com.

15.Entire Agreement. The Executive acknowledges and agrees that this Agreement, together with the Appendices hereto and the other documents, Company plans and Company policies referred to herein, including, without limitation the Proprietary Information Agreement, any equity agreements and all agreements thereunder or related thereto to which the Executive is a party, constitute the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of the Executive’s employment after the Effective Date and all amounts to which the Executive shall be entitled, other than as specifically provided in this Agreement. The Executive acknowledges and agrees that this Agreement supersedes the terms regarding the Executive’s termination of employment set forth in the Employment Agreement, including without limitation the severance benefits set forth therein.

16.Severability/Reasonable Alteration. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

17.No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against the Executive or the Company.

18.Insurance. The Company presently maintains general liability insurance on an occurrence basis which covers the professional activities of professionals of the Company. The Company will continue to provide such coverage for the past activities of the Executive to the same extent as such coverage is provided with respect to the past activities of other former professionals of the Company.

19.Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles, rules or statutes of any jurisdiction. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to
Section 21 of this Agreement may be instituted and litigated in federal, state or local courts sitting in Santa Clara County, California and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial as set forth in Section 20 of this Agreement.

20.Waiver of Jury Trial. EACH OF THE EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM

HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.

21.Arbitration. To provide a mechanism for rapid and economical dispute resolution, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Santa Clara County, California and conducted by JAMS, Inc. (“JAMS”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with the Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

The parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration (together, the “Confidential Arbitration Information”) shall not be disclosed to any non-party except the tribunal, JAMS, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Confidential Arbitration Information to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of the contract and of any arbitration brought pursuant to the contract.

22.Severance Plan Claims. Notwithstanding the foregoing Sections 19, 20 and 21, any claim for benefits under the Severance Plan shall be administered under the terms of the Severance Plan.

23.Counterparts and Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument. Signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.

24.Expenses. Each of the Company and the Executive shall bear its/his own costs and expenses in connection with the negotiation and documentation of this Agreement.

25.No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement.

26.Amendment/Waiver. This Agreement may not be modified without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

27.Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To the Executive at:
The most recent address provided by the Executive to the Company
To the Company at:
TriNet Group Inc. One Park Plaza 6th Floor Dublin, California 94568 Attn: Samantha Wellington, SVP & Chief Legal Officer

1.Company Subsidiaries, Affiliates and Divisions. For purposes of this Agreement, references to “subsidiaries,” “affiliates” or “divisions” of the Company shall mean and include those entities or persons publicly identified by the Company as a subsidiary, affiliate or division of the Company and such other entities or persons actually known by the Executive to be a subsidiary, affiliate or division of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Separation Agreement as of the date and year first set forth above.

TRINET GROUP INC.

By:______________________________
Its: President and Chief Executive Officer, Burton Goldfield

EXECUTIVE

By:______________________________
Edward Griese

Appendix B

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is entered into by Edward Griese (the “Executive”), on the one hand, and TriNet Group, Inc. (the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”).

1.Release. In consideration of the compensation payable to the Executive under the terms and conditions of the Separation Agreement dated December 31, 2021, by and between the Executive and the Company (the “Separation Agreement”), and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, for himself and for his heirs, executors, administrators, trustees and legal representatives, and their respective successors and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their respective assets, employee benefit plans or funds, or past, present or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents or counsel, and their respective successors and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (the “Released Party” or “Released Parties”), from any and all claims, known or unknown, which the Releasors have or may have against any Released Parties arising on or prior to the date that the Executive executes this Release, and any and all liability which any such Released Party may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to
(a) any claim under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, and the California Labor, Government, and Business and Professions Codes, all as amended; (b) any and all claims arising from or relating to, as applicable, the Executive’s service as an officer of the Company or any of its subsidiaries or affiliates and the termination or resignation of such officer positions, or the Executive’s employment with the Company or the termination of such employment; (c) all claims related to the Executive’s compensation or benefits from the Company or the Released Parties, including salary, bonuses, commissions, vacation pay, leave pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Released Parties; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy and all other claims under common law; and (f) all federal, state and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).

The Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California, which states as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor or released party.” The Executive understands the significance of the Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated.

Notwithstanding the foregoing, this Release does not release claims that cannot be released as a matter of law, including any right to file a civil action or complaint with, or otherwise notify, a state agency, other public prosecutor, law enforcement agency, or any court or other governmental entity alleging claims or a violation of rights under the California Fair Employment and Housing Act (“FEHA”), as well as any right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Executive hereby waives the right to monetary recovery from the Company, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages, in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf except to the extent that any right to such recovery arises under the FEHA.

In addition, this Release shall not apply to (a) the Executive’s rights under any written agreement between the Executive and the Company that provides for indemnification, the Executive’s rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company, or the Executive’s rights, if any, to indemnification under the by-laws or articles of incorporation of the Company; (b) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Released Party, on the other hand, are jointly liable; (c) the Executive’s right to enforce the Transition Agreement or (d) the Executive’s rights, if any, under any equity awards of the Company.

Notwithstanding the foregoing, the Executive understands the significance of the Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated, except as otherwise expressly set forth herein.

2.ADEA Waiver. The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights the Executive may have under the ADEA, as amended. The Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) the Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) the Executive has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) the Executive has up to twenty-one (21) days from the date of this Agreement to execute it (although he may choose to voluntarily execute this Agreement earlier); (d) the Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by the Executive, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) this Agreement does not affect the Executive’s ability to test the knowing and voluntary nature of this Agreement.

3.No Actions or Claims. Subject to Section 7(a) of the Separation Agreement, the Executive represents that he has not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that the Executive will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on behalf of the Executive, the Executive will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

4.Acknowledgments and Representations. The Executive acknowledges and represents that he has not suffered any discrimination or harassment by any of the Released Parties on account of the Executive’s race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. The Executive acknowledges and represents that he has not been denied any leave, benefits or rights to which the Executive may have been entitled under the FMLA or any other federal or state law, and that the Executive has not suffered any job-related wrongs or injuries for which the Executive might still be entitled to compensation or relief.

5.Reserved.

6.Miscellaneous.

a.Assigns. The terms of this Agreement are binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

b.Governing Law. This Agreement is, and disputes arising under it are, governed by the laws of the State of California without regard to the principles of conflicts of law that would apply the laws of another jurisdiction.

c.Severability. Each provision in this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision is ineffective to the extent of such prohibition or invalidity, without prohibiting or invalidating the remainder of such provision or the remainder of this Agreement.

d.Entire Agreement; Each Party the Drafter. This Agreement constitutes the entire agreement and complete understanding of the Parties with regard to the matters set forth herein and, except as otherwise set forth in this Agreement, supersedes any and all prior or contemporaneous agreements, understandings, and discussions, whether written or oral, between the parties with regard to such matters. No other promises or agreements are binding unless in writing and signed by each of the parties after the date hereof. Should any provision of this Agreement require interpretation or construction, the entity interpreting or construing this Agreement should not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

e.Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or electronic transmission shall be deemed an original executed counterpart.

7.Notices; Payments. All notices or communications hereunder shall be in writing, and shall be addressed as follows (or to such other address as either Party may have furnished to the other in writing by like notice): (a) To the Company: TriNet Group, Inc., One Park Place, Dublin, CA 94577, Attn: Chief Legal Officer, (b) To the Executive at the Executive’s home address in the Company’s records. All such notices or communications shall be conclusively deemed to be delivered (i) if sent by hand delivery or by email (to the Company as set forth above), upon receipt,
(ii)if sent by overnight courier, one business day after being sent by overnight courier, or (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice or correspondence is mailed.

8.Dispute Resolution. To provide a mechanism for rapid and economical dispute resolution, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco County, California and conducted by JAMS, Inc. (“JAMS”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with the Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

The parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration (together, the

“Confidential Arbitration Information”) shall not be disclosed to any non-party except the tribunal, JAMS, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Confidential Arbitration Information to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of the contract and of any arbitration brought pursuant to the contract.

[Signature Page Follows]

TRINET GROUP, INC.

_________________________________	Date: 12/31/2021
By Its: President and Chief Executive Officer, Burton Goldfield

EXECUTIVE	EXECUTIVE

________________________________	Date: 12/31/2021
Edward Griese

Appendix C

CONSULTING AGREEMENT

Appendix D

RESTRICTIVE COVENANT AGREEMENT

CONSULTING AGREEMENT

TriNet USA, Inc. (“Company”), on the one hand, and ER Griese Consulting, LLC, and Edward Griese (“Principal”) (hereinafter collectively referred to as “Consultant”) hereby enter into this Consulting Agreement (“Agreement”), under which Consultant shall render consulting services pursuant to the following terms and conditions:

1.Services.

A.Consultant is in the business of providing business consulting services to Professional Employer Organizations (“PEOs”) and has significant experience and skill in this area. Therefore, Company desires to engage Consultant to provide the services described in the Statement of Work, attached hereto as Exhibit “B,” and incorporated by this reference (“Services”).
B.Notwithstanding any other provision of this Agreement, Consultant shall designate and assign its employee and Principal, Edward Griese, to personally provide the Services contemplated under this Agreement, and Principal Edward Griese shall execute Exhibit “A,” hereto, which is incorporated by this reference. No other person or entity shall be authorized to provide Services under this Agreement without the express written consent of Company. Except as provided above, Consultant, in Consultant’s sole discretion, shall determine the method, detail and means of performing the Services and Company shall not control the manner or determine the method of the accomplishment of Consultant’s Services.

C.If applicable, Consultant shall be solely responsible to have and maintain valid and current business and professional licenses, registrations and certifications as may be required to provide Services during the term of this Agreement. Additionally, Consultant shall be solely responsible to maintain professional memberships in industry organizations to the extent Consultant wishes to do so, and Company shall not be responsible to reimburse or pay for any such memberships for or on behalf of Consultant.

D.Consultant shall supply all tools and equipment necessary to provide Services and other duties and obligations under this Agreement.

E.Consultant hereby represents and warrants that Consultant shall provide coverage under the applicable Workers’ Compensation Act for the workers or employees hired by Consultant to provide Services under this Agreement, for any bodily injuries sustained by Consultant’s workers or employees during the course and scope of Consultant’s performing Services for Company as required by law. Consultant agrees in the event Consultant’s workers or employees sustain any such injury, their sole and exclusive remedy will be against Consultant and will be under applicable workers’ compensation laws.

F.Consultant agrees to fulfill Consultant’s duties and obligations under this Agreement in a lawful manner, and with care and diligence in the best interests of the Company. Consultant also agrees to devote sufficient time and effort toward accomplishment of the objectives specified and by the due dates established by Company.

G.During and after the term of this Agreement, Consultant shall not disparage Company, its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to Company or to Company’s business or business reputation; provided that Consultant may respond accurately and fully to any question, inquiry or request for information when required by legal process or in response to any governmental inquiry.

H.From time to time, Consultant may provide Services at Company-provided facilities. However, Consultant is not authorized to provide Services at, or otherwise go to, any Company location, except as specifically authorized by the Company’s Chief Legal Officer or their designee. To the extent Consultant does provide Services at a Company location, Consultant shall comply with Company security procedures and policies governing conduct at that location.

I.Consultant shall ensure that Services provided to Company under this Agreement are provided on a part-time basis (anticipated to be approximately 15-20 hours per week), as required to accomplish the Services. Notwithstanding the foregoing, Consultant may provide services for other clients during the term of this Agreement at times other than the times committed to Company. Consultant may not incur any obligations or commitments, which would limit or prevent Consultant’s rendering Services according to the terms of this Agreement, or which would result in a breach of this Agreement. Additionally, Consultant shall ensure and guarantee that any person assigned to provide Services under this Agreement is not an employee of any person or entity other than Consultant.

2.Duration of Agreement.

This Agreement shall have an initial term of January 1, 2022 through March 31, 2022 (“Initial Term”). The Agreement shall renew automatically for a single additional term of April 1, 2022 through June 30, 2022 (“Renewal Term”), except not if the Company or the Executive gives the other party written notice of non-renewal at least 10 calendar days prior to expiration of the Initial Term. The Initial Term and the Renewal Term (together, the “Term”) shall be subject to Section 5 herein.

3.Consulting Fee and Expenses.

Company will pay Consultant a fee of $83,000 per month, which fee will be paid to ER Griese Consulting, LLC in arrears on or about the 15th of February, March and April 2022 with respect to services provided in the Initial Term and, if applicable, on or about the 15th of May, June and July 2022 with respect to services provided in the Renewal Term. Consultant shall invoice Company on a monthly basis for any reasonable expenses incurred by Consultant in the course of providing Services under this Agreement, provided that such expenses are approved by the Company’s Chief Legal Officer, in writing, prior to being incurred. Any approved expense reimbursements will be paid within thirty (30) days after Company’s receipt of the applicable invoice. Invoices shall be addressed to Samantha Wellington, Esq., Chief Legal Officer, TriNet Group, Inc., One Park Place, Suite 600, Dublin, CA 94568.

4.Payment of Taxes and Withholdings.

Consultant is solely responsible for all taxes and withholdings, including but not limited to, all payroll, federal income taxes, state income taxes, state disability insurance and unemployment insurance compensation contributions and other similar statutory obligations with respect to Services performed under this Agreement. No part of Consultant’s compensation will be subject to withholding by Company for payment of any social security, federal, state or any other employee payroll taxes. Consultant will provide an accurately completed form W-9, and Company will timely provide an Internal Revenue Service Form 1099 to Consultant and will file Form 1099 with the Internal Revenue Service as required by law.

Consultant expressly acknowledges that in the event the Agreement terminates prior to the end of the Term, as provided for in Paragraph 5, Consultant is not eligible to file for or receive unemployment compensation, or any other benefit that Consultant would receive if Consultant were an employee of Company, as Consultant is an independent contractor.

5.Early Termination.

Notwithstanding any other provision of this Agreement, this Agreement shall terminate prior to the end of the Term under any of the following circumstances, after which no further payments shall be made to Consultant:

A.Death. In the event Consultant dies, this Agreement shall terminate immediately.

B.Disability. If Consultant, due to physical or mental illness, becomes disabled so as to be unable to provide the Services called for under this Agreement, either Company or Consultant may by written notice terminate the consulting relationship as of the last day of the calendar month during which such notice is given.

C.Termination for Cause by Company. Company may terminate this Agreement at any time for cause by providing written notice to Consultant and giving the Consultant seven (7) days to cure any alleged act or omission that is curable and that the Company contends would provide the basis for a “cause” termination, as defined below. FOR CLARITY, AND WITHOUT LIMITING THOSE ACTS THAT CONSTITUTE INCURABLE BREACH, a breach of paragraphs 6, 7, or 8 are not curable breaches, and the Company may terminate this Agreement effective immediately. The following acts or omissions by Consultant shall constitute “cause”: (i) the Company’s determination that Consultant conducted itself in an unlawful or dishonest manner in its performance of services under this Agreement, as reasonably documented and proven by the Company; ii) conduct of Consultant involving moral turpitude, which could impair the reputation of Consultant or Company; (iii) unreasonable refusal by Consultant to perform the agreed-upon duties and responsibilities assigned to Consultant pursuant to this Agreement; or
(iv) breach by Consultant of any of the material provisions of this Agreement.

6.Non-Competition.

Consultant acknowledges and agrees that during the Term of this Agreement, Company has the first right to Consultant’s time and efforts. Consultant shall not engage in any employment, consulting or business activity, other than for Company, which would conflict with its obligations to Company under this Agreement. Consultant may provide consulting services to other businesses during the Term, to the extent such consulting services do not make the use of or rely on confidential information of the Company or work product produced for the Company under this Agreement, or information discovered in the course of providing Services under this Agreement, or any combination thereof, and to the extent such services do not prohibit Consultant from providing the Services required by this Agreement.

7.Confidential Information or Materials.

A.Nondisclosure. Under this Agreement, the term “Confidential Information or Materials” consists of all business information (1) that is not generally known to, and cannot be readily ascertained by others, (2) that has actual or potential economic value to Company and (3) that is treated as confidential by Company. Such information includes, but is not limited to, all customer information, inventions, discoveries, processes, records, computer systems and data, agreements, business and financial systems, plans and policies, prospects and opportunities discussed or considered by Company or its clients or regarding administrative, management, contracting, financial marketing or other activities of Company, which Company treats as confidential. Consultant acknowledges that during this consulting engagement, Consultant may gain knowledge of proprietary Confidential Information or Materials. Consultant recognizes that Company has a compelling need to maintain the confidentiality of not only its own Confidential Information and Materials but also that of Company’s customers or clients. Accordingly, Consultant, on behalf of itself and its officers, directors, employees, agents and all persons associated with or acting on behalf of or at the direction of Consultant, agree that:

Consultant will not, during the term of this Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Consultant’s own benefit or for the benefit of others besides Company, any Confidential Information or Materials without first obtaining the written consent of Company. Consultant shall at all times keep confidential all Confidential Information or Materials of Company and of any customers or clients of Company. This provision shall supplement and not replace any prior agreement on this subject that consultant has signed.

B.Return of Confidential Information. Upon termination of this Agreement, Consultant agrees to promptly return all Company property in Consultant’s possession, including without limitation a Company-provided laptop computer, and all confidential and proprietary information of Company, its clients or its customers, and any other information pertaining to Company’s business, and not to keep any photocopies and/or electronic copies of this information.

C.Declaration by Consultant’s Employees and Agents. Consultant agrees to have all persons with access to any Confidential Information or Materials of Company or any confidential materials of Company’s clients read and sign a declaration that they understand the trade secret and/or copyrighted nature of such information and materials and that they understand the criminal and civil penalties to which they will be subject if they violate or compromise said copyrights and trade secrets.

D.Agreement to Notify About a Request for Information. Consultant further agrees that if any person or entity requests, subpoenas or otherwise attempts to obtain Confidential Information or Materials within Consultant’s custody or control, or within the custody or control of anyone operating on Consultant’s behalf, Consultant will notify Company immediately and will cooperate fully in any legal action by Company seeking protection against disclosure.

E.Unauthorized Use. Consultant agrees to notify Company immediately if Consultant obtains information as to any unauthorized possession, use or disclosure of any Confidential Information or Materials of Company or any confidential materials of Company’s clients by any person or entity, and further agrees to cooperate fully with Company in protecting Company’s proprietary rights.

8.Non-Solicitation.

A.No Solicitation During Term of Agreement. Consultant agrees that during the term of this Agreement, Consultant will not directly, either for itself or any other person or entity, induce or influence any person who is engaged as an employee, agent, independent Consultant or otherwise by Company to terminate his or her employment or engagement with Company. Consultant further agrees that while employed by Company Consultant will not approach or solicit in any manner, either for Consultant, or any other person or entity, any customer of Company to cease doing business with Company or to do business with Consultant or with any other person or entity.

B.No Solicitation After Termination of Agreement. Consultant agrees that for a period of one year following the termination of this Agreement, regardless of reason, Consultant will not directly or indirectly solicit any person employed or otherwise engaged by Company to terminate his or her employment or engagement with Company. Consultant further agrees that for a reasonable period of time after termination of the Agreement with Company, which Consultant agrees is a period of one year, Consultant will not directly or indirectly solicit any customer of Company to the extent the identity of the customer is proprietary or confidential information as described in section 7(a) of this Agreement.

9.Remedies.

Consultant understands and acknowledges that Company’s remedies at law for any material breach of Sections 6, 7 or 8 of this Agreement by Consultant or anyone operating on Consultant’s behalf are inadequate and that any such breach will cause irreparable harm to Company. Consultant therefore agrees that, in addition to any other rights and remedies as may exist in Company’s favor, Company may apply to any court having jurisdiction to enforce the specific performance of the provisions thereof, and shall be entitled to injunctive relief against any act which would violate those provisions. Consultant further agrees that he shall not, in any equity proceeding involving him, relating to the enforcement of Sections 6, 7 or 8 above, raise the defense that Company has an adequate remedy at law. It is further agreed that, in the event of a breach of Sections 6, 7 or 8 of this Agreement by Consultant or anyone acting on its behalf or at its direction, Company shall be entitled to any and all consequential damages arising from said breach, including, but not limited to, lost profits. It is further agreed that, notwithstanding the consequential damages suffered by Company, Company shall be entitled to the return of any monies paid to Consultant hereunder, as liquidated damages, for each instance of a breach or violation of Sections 6, 7 or 8 of this Agreement. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys’ fees) incurred by Company in enforcing its rights hereunder.

10.Independent Contractor Status.

A.For all purposes, Consultant shall be deemed to be an independent contractor, and not an employee, agent or partner of, or joint venturer with, Company. Any associate, assistant or other person Consultant retains in connection with the provision of the Services covered by this Agreement shall be at Consultant’s own cost and expense and will not, in any event, be or be deemed to be an agent or employee of Company. Accordingly, neither Consultant, nor any employee or other worker of Consultant, shall be entitled to any rights or benefits to which any employee of Company or any of its affiliates may be entitled. Company shall not withhold any amounts on account of any withholding or employment taxes from any payments to Consultant under this Agreement, and he shall be the sole responsibility of Consultant to report and pay all applicable income taxes on all such payments. Consultant will obtain its own liability and Workers Compensation coverages, consistent with generally accepted business practices and as required under applicable law.

B.The method and means employed by Consultant for performance of the terms and conditions of this Agreement shall be and are solely at the discretion and expense of Consultant and under Consultant’s exclusive control. Consultant shall be the sole judge as to the method and manner in which Consultant provides Services under this Agreement. Consultant shall be responsible for all risks incurred in connection with Consultant’s provision of Services under this Agreement. Any persons employed by or contracting with Consultant to provide any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant, and Consultant shall be solely responsible for all liabilities and expenses thereof. Company shall have no right or authority with respect to the selection, control, direction, compensation or length of employment of such person(s).

11.No Authority to Bind Company.

Consultant shall not have any authority to commit or bind Company to any contractual or financial obligations without Company’s prior written consent.

12.No Authority to Represent Company.

Consultant shall not have any authority to represent Company in any meeting, professional organization, or other industry-related event without the Company’s prior written consent.

13.Representations and Warranties.

Consultant represents and warrants as follows:

A.The execution of this Agreement represents Consultant’s free and voluntary act;

B.All works prepared and submitted by Consultant under this Agreement will be original and will not infringe any copyright or infringe or violate any other proprietary or other rights of any other person or entity;

C.Consultant has not previously assigned, transferred or otherwise encumbered any rights granted to Company under this Agreement;

D.Consultant has in place its own liability and workers’ compensation insurance coverage;

E.Consultant has a separate Business License and Tax Identification Number. Consultant further agrees to provide the Company with a copy of Consultant’s separate Business License within ten (10) business days of executing this Agreement.

F.Consultant will not disclose to Company, or induce Company to use or disclose any confidential information or material belonging to others, except with the written permission of the owner of such information or material; and

G.Neither Consultant nor any of its employees, agents or representatives are subject to any Agreement, including but not limited to a non-competition or non-disclosure Agreement, which would affect its ability to enter into and/or perform its obligations under this Agreement.

Company may rely conclusively on the truth of the warranties and representations set forth above in dealing with any third parties in connection with the disposition or licensing of any rights granted under this Agreement. Each of the foregoing warranties and representations shall survive the termination of this Agreement.

14.Indemnification.

A.Consultant agrees to indemnify, defend and hold Company, and any parent, subsidiary or affiliate thereof, and all directors, officers, attorneys and employees of Company (“Indemnified Parties”) harmless for any claims, demands, actions or causes of action, assessments, losses, judgments, arbitration awards, liabilities or damages, costs and expenses, including but not limited to, interest, penalties and attorneys’ fees, caused by Consultant’s gross negligence or willful misconduct under this Agreement, or any personal injuries or damages suffered by any employee, worker or sub-Consultant of Consultant, or any third party related to Consultant’s actions under this Agreement.

B.Consultant shall indemnify and hold harmless Indemnified Parties from any claim, suit, damage, loss or expense (including attorneys’ fees) arising out of any breach or any allegation which, if true, would constitute a breach of any of the foregoing warranties and representations.

C.Company agrees to indemnify, defend and hold Consultant, and all directors, officers, attorneys and employees of Consultant (“Consultant Indemnified Parties”) harmless for any claims, demands, actions or causes of action, assessments, losses, judgments, arbitration awards, liabilities or damages, costs and expenses, including but not limited to, interest, penalties and attorneys’ fees, caused by Company’s gross negligence and willful misconduct under this Agreement.

15.Assignment.

Consultant may not assign this Agreement, or any interest herein, without the prior written consent of Company.

16.Successors and Assigns.

This Agreement shall be binding upon Consultant’s heirs, successors, assigns and personal representatives, and each of their respective officers, directors, employees, agents and other associated with or acting on behalf of said persons. Any references to Consultant shall include its heirs, successors, assigns, personal representatives and each of their respective officers, directors, employees, agents and others associated with or acting on behalf of said persons.

17.Governing Law.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of this state or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

18.Third Party Beneficiaries.

The Parties acknowledge and agree that no parties other than the Parties hereto are intended to benefit hereunder. No rights of any third party are created by this Agreement and no person other than Parties to this Agreement may rely on any aspect of this Agreement notwithstanding any representation, written or oral, to the contrary.

19.Disclosure of Conflicts.

Consultant agrees to fully disclose any activities to Company that may offer any potential conflict of interest issues with Company or any of its existing, former or prospective clients.

20.Force Majeure.

Neither party shall be liable for any delay in delivery or nonperformance in whole or in part of its obligations under this Agreement if prevented from doing so by a cause or causes beyond its control, including, without limitation, acts of God or public enemy, fire, floods, swarms, earthquakes, riots, strikes, war and restraints of government. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing party shall use reasonable efforts to remedy its inability to perform.

21.NEITHER CONSULTANT NOR COMPANY WILL BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES) HOWEVER CAUSED OR UNDER ANY THEORY OF LIABILITY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

22.Interpretation.

Company has prepared this Agreement and provided it to Consultant for Consultant’s review. Consultant has either retained counsel or had the opportunity to do so to review this Agreement. With respect to any dispute concerning the meaning of this Agreement, this Agreement will be interpreted as a whole with reference to its relevant provisions and in accordance with its fair meaning, and no part of this Agreement will be construed against Company on the basis that Company drafted it. This Agreement will be viewed as if prepared jointly by Company and Consultant.

23.False or Omitted Information.

Any false statement or omission with regard to any information supplied by Consultant to Company in anticipation of Consultant's contracting with Company or at any other time will be deemed a material breach of this Agreement and Company, at its option, may terminate this Agreement and seek appropriate relief. Likewise, any false statement or omission with regard to any information supplied by Company to Consultant in anticipation of Company's contracting with Consultant or at any other time shall be deemed a material breach of this Agreement and Consultant, at its option, may terminate this Agreement and seek appropriate relief.

24.Tolling and Suspension.

In the event of a breach by Consultant of any restrictive covenant contained in this Agreement, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company shall receive the benefit of Consultant’s compliance with the terms and conditions of this Agreement.

25.Terms Surviving Termination of Agreement.

Termination of this agreement will not affect the continuation of any outstanding obligation or liability incurred by either party during the term of this Agreement. Such obligations include, but are not limited to, the obligation of either party to notify, indemnify, defend and hold harmless the other under the terms of this Agreement will continue after the termination hereof with respect to events occurring prior to such termination. Similarly, the obligations described in Paragraphs 6-8 shall survive termination of this Agreement.

26.Notices.

Any notice given hereunder to the Company or to the Consultant shall be deemed sufficiently given if addressed as follows and (1) mailed registered or certified mail, return receipt requested, postage prepaid; or (2) sent by overnight delivery service such as Federal Express or United Parcel Service; or, if notice of change of address is given as provided above, at such other address as may be designated by such party.

If to the Company: Samantha Wellington, Esq., Chief Legal Officer, TriNet Group, Inc., One Park Place, Suite 600 Dublin, CA 94568

If to Consultant:

ER Griese Consulting, LLC 7039 Twin Hills Terrace, Lakewood Ranch, FL 34202

27.Entire Agreement.

This Agreement contains the entire understanding of the Parties hereto with respect to Consultant’s advisory and consulting relationship with Company. This Agreement supersedes any prior Agreements or arrangements, relative to Consultant’s advisory and consulting relationship with Company. No modifications of any provisions of this Agreement shall be made unless made in writing and signed by the Parties hereto.

28.Waivers.

No provision in this Agreement may be waived unless such waiver is agreed to in writing signed by Consultant and by a duly authorized officer of Company. No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

29.Acknowledgment.

The Parties acknowledge that they have had the opportunity to consult with independent counsel of their own choice concerning this Agreement and they have done so to the extent they deem necessary, and that they have each read and understand this Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in this Agreement. The Parties understand that their execution below is a representation to one another of their respective beliefs that the mutual assent to Consultant being classified as an independent Consultant and their respective beliefs that Consultant is properly designated as an independent Consultant.

30.Agreement Enforceable to Full Extent Possible.

If any one or more of the provisions of this Agreement shall for any reason be ruled excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with applicable law.

31.Enforcement Costs.

In the event of any proceeding to enforce the provisions of this Agreement, the prevailing party will be entitled to an award of its costs and reasonable attorneys’ fees incurred at all levels of proceedings.

* * *

[The remainder of this page is left blank intentionally.]

The Parties, by their signatures below, affirm that each has reviewed the terms of this Agreement and agrees to each of the terms and conditions set forth above.

For: ER Griese Consulting, LLC

Dated: 12/31 , 2021	By: Edward Griese, Principal For: TriNet USA, Inc. By: Kelly Tuminelli, Chief Financial Officer For: Edward Griese, in his individual capacity By:
Dated: 12/31 , 2021 Dated: 12/31 , 2021

Exhibit “A”
Addendum to Consulting Agreement
(Personal Guarantee)

This Addendum amends the Consulting (the “Agreement”) between TriNet Group, Inc. (“Company”) and ER Griese Consulting, LLC (hereinafter referred to as “Consultant”). In the event of a conflict between this Addendum and the Agreement, this Addendum shall control. In all other respects, the Agreement remains in effect as written.

In consideration of the acceptance by Company of the Agreement, the undersigned Guarantor (“Guarantor”) hereby executes and delivers this Guarantee (“Guarantee”) and hereby guarantees Consultant’s full, prompt and faithful performance and discharge of all terms, warranties, conditions and provisions of the Agreement and modifications, amendments or supplements thereof or thereto. Guarantor acknowledges that Guarantor has received benefit by Company’s having entered into the Agreement with Consultant.

Without regard to any conflict of law provisions, this Guarantee shall be subject to the laws of the State of Delaware and venue shall be of courts located in Delaware or in the U.S. District Courts located in Delaware, and Guarantor agrees to waive any argument of lack of personal jurisdiction or forum non-conveniens with respect to any claim or controversy arising out of or relating to this Agreement. Guarantor hereby consents to service of process at Guarantor’s address set forth below:

Executed this    day of    , 20    , at the City of
    , State of

Signed by Edward Griese:

ER Griese Consulting, LLC 7039 Twin Hills Terrace, Lakewood Ranch, FL 34202

Exhibit “B” Statement of Work
During the Term, Consultant shall report to Company’s Senior Vice President, Chief Legal Officer and Secretary (“CLO”), or another employee designated by the CLO, including without limitation the Chief Financial Officer (“CFO”), or any successor thereto. Consultant shall provide the Services listed below, using its expertise and resources, and such Services shall be provided principally at Consultant’s principal place of business.

During the Term, Consultant shall provide part-time Services, and Consultant shall have no authority to provide Services other than as instructed by the CLO, CFO or the CLO or CFO’s designee. Additionally, Consultant shall not have any business interaction with any employee, independent contractor, worker or other person affiliated with Company or on behalf of Company, except as specifically directed or authorized by the CLO or CFO.

Services

A.Engagement with the CLO, CFO and other members of Company’s executive team as may be appropriate and directed by the CLO or CFO, including but not limited to attending meetings and providing introductions to insurance carriers, brokers and vendors to the CFO and her assigns; assisting the CFO in health and welfare strategy development and assessment of feasibility of aspects of key strategic priorities; and making recommendations around organizational structure and operations to support pricing and analytics
B.Other work as may be directed by the CLO

RESTRICTIVE COVENANT AGREEMENT

As a material condition to the grant of the Award provided for under the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement (the “Award Agreement”) by and between the grant recipient (“Employee”) and TriNet Group, Inc. (collectively with its Subsidiaries and Affiliates, “TriNet”), Employee enters into and agrees to be bound by this Restrictive Covenant Agreement (the “Agreement”), made by and between Employee and TriNet effective as of the date Employee accepts the Award. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement or the TriNet Group, Inc. 2019 Equity Incentive Plan.

SECTION 1. Confidential Information.
1.1Non-Disclosure. Employee agrees that during and after employment with TriNet, Employee will not (i) directly or indirectly disclose to any person or entity, or use, except for the sole benefit of TriNet, any of TriNet’s confidential or proprietary information or trade secrets (collectively, “Company Information”) or (ii) publish or submit for publication, any article or book relating to TriNet, its development projects, or other aspects of TriNet business. By way of illustration and not limitation, Company Information shall include TriNet’s trade secrets; research and development plans or projects; data and reports; computer materials such as software programs, instructions, source and object code, and printouts; products prospective products, inventions, developments, and discoveries; data compilations, development databases; business improvements; business plans (whether pursued or not); ideas; budgets; unpublished financial statements; licenses; pricing strategy and cost data; information regarding the skills and compensation of any employees, non-employee directors or consultants of TriNet (other than Employee); the personally identifying and protected health information of any employee, non- employee director or consultant of TriNet (other than Employee), including worksite employees of TriNet customers; lists of current and potential customers of TriNet; information about customers’ purchasing history, pricing, preferences and profitability; strategies, forecasts and other marketing information and techniques; employment and recruiting strategies and processes; sales practices, strategies, methods, forecasts, compensation plans, and other sales information; investor information; and the identities of TriNet’s suppliers, vendors, and contractors, and all information about those supplier, vendor and contractor relationships such as contact person(s), pricing and other terms. The definition of Company Information shall include both “know-how” (i.e., information about what works well) and “negative know-how” (i.e., information about what does not work well). Employee further acknowledges and agrees that all Company Information is confidential and proprietary and shall remain the exclusive property of TriNet.

1.1.1 Wisconsin. If Employee last worked for TriNet in Wisconsin, the restrictions set forth in Section 1.1 shall apply during Employee’s employment with TriNet and for eighteen (18) months after Employee’s employment with TriNet ends.

1.2Improper Use of Trade Secret Information. In furtherance of Employee’s promises in this Section 1, Employee agrees that during Employee’s employment and for a period of one year following termination of employment with TriNet, Employee will not, for Employee’s own benefit or for the benefit of a competitor of TriNet, use TriNet’s trade secrets, or use

Employee’s knowledge of TriNet’s trade secret customer information, directly or indirectly, to (i) identify TriNet customers for solicitation; (ii) facilitate the solicitation of TriNet’s customers; or
(iii)otherwise compete unfairly with TriNet.

SECTION 2. Permitted Disclosures. Nothing in this Agreement limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission or self-regulatory organization regarding possible legal violations, without disclosure to TriNet. TriNet may not retaliate against Employee for any of these activities, and nothing in the Agreement requires Employee to waive any monetary award or other payment to which Employee might become entitled from the SEC or any other government agency or self- regulatory organization as a result of such communication. Employee understands that these restrictions on disclosure or use of Company Information shall not limit in any way any right Employee may have to disclose or use information, including but not limited to information about unlawful acts in the workplace such as sexual harassment, pursuant to the National Labor Relations Act or any other applicable federal, state, or local law, including the right to communicate with co-workers for the purpose of improving terms and conditions of employment. Moreover, nothing in this Agreement prohibits Employee from notifying TriNet that Employee is going to make a report or disclosure to law enforcement. Further, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by TriNet for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and
(Y) does not disclose the trade secret, except pursuant to court order.
SECTION 3. Notice of Resignation. In the event Employee resigns Employee’s employment with TriNet and is immediately prior to such resignation employed in the TriNet Sales department in any position, or in any other part of TriNet with a job code of Executive Director or above, excluding any “officers” of the Company (as such term is defined by Section 16 of the Securities Exchange Act of 1934, as amended) to help effectuate and ensure an orderly transition Employee shall provide TriNet with sixty (60) days’ notice of Employee’s resignation from TriNet as more specifically set forth in Sub-sections 3.1 through 3.4, below.
3.1.Sixty (60) Days’ Notice. Employee will provide sixty days’ notice of Employee’s resignation in writing submitted to Employee’s direct supervisor and the Human Resources Department via email to MYHR@trinet.com, and such written notice shall include a disclosure of any new position or affiliation Employee has accepted, intends to accept or is considering accepting upon expiration of the Notice Period. (The first sixty (60) days following submission of a resignation in compliance with this Agreement as outlined below shall be the “Notice Period.”) Employee further agrees to give TriNet notice pursuant to this Section 3 immediately upon communicating to any prospective new employer that Employee has accepted or will be accepting an offer of employment with another employer.

3.2.Duties and Cooperation During Notice Period. During the Notice Period Employee’s manager may ask Employee to take steps to help transition responsibility for ongoing projects and/or other job duties. Employee agrees to perform these duties and tasks, as Employee’s manager in his or her sole discretion may direct, including without limitation any or all of the following: (i) organize files and notes of any projects for transition; (ii) meet with Employee’s managers or their designee to review files and other data to help ensure that TriNet personnel are aware of and understand any files, projects or other business related data; (iii) meet with Employee’s manager or his/her designee to review the status of any projects, work, clients or personnel for which Employee was assigned responsibility, in order to help ensure that business needs may be seamlessly transitioned to and serviced by other TriNet personnel; (iv) otherwise being available to TriNet, as requested by Employee’s managers, to provide reasonable assistance to effectuate an orderly transition of files, projects, data, client service or personnel responsibilities, and any other job duties, prior to Employee’s last day of employment. The foregoing list is neither intended to be an exhaustive list of the transition-related tasks Employee may be required to perform, nor is it a promise that TriNet will have Employee engage in any or all of the listed tasks. There may be times during the Notice Period when TriNet is preparing for the transition in a way that does not involve Employee’s active engagement, and as such TriNet at its sole discretion may instruct Employee not to work or enter TriNet’s premises on some or all days of the Notice Period.

3.3.Conduct During Notice Period. During the Notice Period, Employee will be a TriNet employee, will remain on TriNet’s payroll, will receive the same base rate of pay, and will continue to be eligible for all employee benefits just as in the period prior to Employee’s giving Notice of Resignation to TriNet. Employee’s primary job duties during the Notice Period will involve assisting TriNet to effectuate an orderly transition of duties to other TriNet personnel as assigned by Employee’s manager. During the Notice Period, Employee shall: (i) not discuss or communicate about Employee’s impending departure from TriNet with clients or others who are not employees of TriNet unless authorized in writing to do so by Employee’s manager; (ii) not take any TriNet data, records or information off the premises of any TriNet office or facility; (iii) access TriNet systems only with express permission of Employee’s manager (Employee understands that such accessibility may be terminated during the Notice Period); (iv) return to Employee’s TriNet manager, within one business day of tendering Employee’s notice of resignation, all files, data and information relating to TriNet clients or business which Employee may have had off premises during the course of Employee’s employment; (v) not use any social networking system or function to update any clients about Employee’s employment status with TriNet and/or any impending change of such status; and (vi) if Employee has had remote access to TriNet computer systems or if Employee has ever used a non-TriNet issued computer or electronic device for work, Employee will, upon TriNet’s request, make such personal computer(s) or other electronic devices available to TriNet and/or its computer forensic experts for imaging and searching to verify that all TriNet client data and any other non-public information has been removed. Employee understands and agrees that a core purpose of the Notice Period is to enable the orderly transition of files, data and client responsibility to other TriNet employees, and accordingly Employee understands and agrees that TriNet is free to and may elect to engage in a variety of transition-related activities, including but not limited to notifying clients of Employee’s intent to leave TriNet, informing clients of the identity of other TriNet employees being assigned to service their accounts, introducing the clients to other TriNet personnel, and/or holding meetings with clients that may or may not include Employee, as Employee’s manager may elect. Employee agrees and understands that during the Notice Period, Employee owes TriNet an unmitigated duty of loyalty, and that Employee shall do nothing during the Notice Period that Employee intends or reasonably expects to further Employee’s personal interests or the interests of Employee’s new employer to the actual or potential detriment of TriNet.

3.4.At Will. Employee understands and agrees that nothing in this Agreement changes Employee’s "at will" employment status, and that TriNet may end the employment relationship at any time, with or without notice, for any reason or no reason at all. Likewise, Employee is free to end the employment relationship at any time, subject only to Employee’s obligation to provide notice in the manner described herein. Without limitation of the foregoing, Employee understands that TriNet retains the right in its absolute and sole discretion to terminate Employee’s employment after receiving notice from Employee pursuant to this Agreement, at which point Employee’s employment and the Notice Period will come to an end (including any associated obligation by TriNet to continue Employee’s salary and benefits during the Notice Period), but in no event shall TriNet terminate Employee’s employment or the Notice Period sooner than two (2) weeks after the date on which Employee gives notice of resignation pursuant to Section 3 (provided, however, that TriNet retains the right as set forth above to determine what duties, if any, will be performed during such two-week period).

SECTION 4. Non-Solicitation.
4.1.Customer Non-Solicitation. Employee will not, directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of such employment for any reason, solicit or attempt to solicit any of TriNet’s customers or the business or patronage of such customers, either for him/herself of on behalf of any other person, partnership, corporation, or other entity. This restriction is limited to (a) customers Employee serviced, solicited or interacted with at any time during the 24 months immediately preceding termination of employment with TriNet; (b) customers serviced or solicited by other TriNet employees whom Employee directly supervised during the 24 months immediately preceding termination of employment with TriNet; and (c) customers about whom Employee had access to Confidential Information during the 24 months immediately preceding termination of employment with TriNet.

4.1.1.California & North Dakota. Sub-section 4.1, above, does not apply if the state in which Employee last worked for TriNet was California or North Dakota, provided, however, that with respect to Notice of Resignation and Non-Solicitation of customers Employee nevertheless is bound by the terms of Sections 3 and 1.2 above.

4.1.2.Oklahoma. Section 4.1 does not apply if the state in which Employee last worked for TriNet was Oklahoma, in which case Employee will not, during employment with TriNet and for twelve (12) months following termination or separation of employment for any reason, directly solicit TriNet’s Established Customers or the business or patronage of such Established Customers either for Employee’s own purposes or on behalf of any other person, partnership, corporation, or other entity. The term “Established Customers” in this Section 4.1.2. means customers who were active customers of TriNet at the time of termination of Employee’s employment with TriNet. This restriction on direct solicitation of Established Customers is further limited to (a) Established Customers that Employee serviced, solicited, or interacted with at any time during the 24 months immediately preceding Employee’s termination of employment with TriNet; and (b) Established Customers serviced or solicited by other TriNet employees whom Employee supervised during the 24 months immediately preceding Employee’s termination of employment with TriNet.

4.2.Employee Non-Solicitation. Employee will not, directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of employment for any reason, solicit or recruit any TriNet employee(s), non-employee director(s) or consultant(s) of TriNet to accept a position with another company or entity, nor otherwise encourage or induce any TriNet employee, non-employee director or consultant to terminate their employment or affiliation with TriNet. This restriction applies only to (a) employees Employee supervised at any time during the 24 months immediately preceding termination of employment with TriNet, (b) employees with whom Employee worked in the same office at any time during the 24 months immediately preceding termination of employment with TriNet, and
(c) employees with whom Employee otherwise had material contact at any time during the 24 months immediately preceding termination of employment with TriNet.

SECTION 5. Non-Competition. During Employee’s employment with TriNet, and for a period of twelve (12) months immediately following termination or separation of such employment for any reason, Employee will not, directly or indirectly, perform on behalf of a competitor the same or similar job duties that Employee performed in his/her last twelve (12) months of employment with TriNet. This restriction will only apply in the geographic territory for which Employee had responsibility in his/her last twelve (12) months of employment with TriNet. Additionally, this restriction will only apply to the performance of job duties competitive with a segment or business line of TriNet’s business in which Employee worked in his/her last twelve (12) months of employment with TriNet. Employee has the right to consult with Employee’s counsel prior to accepting this Agreement.
5.1.California, Oklahoma, Nebraska, North Dakota. Section 5, above, does not apply if the state in which Employee last worked for TriNet was California, Oklahoma or North Dakota.

5.2.Massachusetts. If Employee last worked for TriNet in Massachusetts, then Employee hereby agrees that Employee’s acceptance of the Award identified in this Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes other mutually agreed consideration supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Massachusetts law relating to non-competition agreements.

5.3.Washington. If Employee last worked for TriNet in Washington and entered this Agreement at the outset of Employee’s employment, then Employee hereby acknowledges and agrees that Employee received written notice of the terms in Section 5 prior to accepting the offer of employment with TriNet. If Employee last worked for TriNet in Washington and entered this Agreement after the commencement of employment, then Employee hereby agrees that Employee’s acceptance of the Award identified in this Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes independent consideration supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Washington law relating to non-competition agreements.

5.4.Maine. If Employee last worked for TriNet in Maine, then Employee acknowledges and agrees that Employee received a copy of this Agreement at least three business days before Employee was required to sign the Agreement.

5.5.Oregon. If Employee last worked for TriNet in Oregon and entered this Agreement after the commencement of employment, then Employee hereby agrees that Employee’s acceptance of the Award identified in this Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes a bona fide advancement of the Employee by TriNet supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Oregon law relating to non-competition agreements. Employee agrees that TriNet has a protectable interest based on Employee’s access to confidential information and/or trade secrets.

SECTION 6. Reasonableness of Restrictions. Employee acknowledges and agrees that compliance with the non-disclosure, non-solicitation, and non-competition covenants above is both reasonable and necessary to protect TriNet’s legitimate business interests, including its goodwill, its confidential business information, its customer and employee relationships and investment therein, and its reputation, and that Employee’s violation of these covenants is inconsistent with TriNet’s provision of equity ownership incentive grants as contemplated by the Award Agreement. Employee further acknowledges and agrees that Employee’s post- employment competition, and/or Employee’s solicitation of TriNet customers during this limited period of time, in violation of the non-competition and non-solicitation covenants above, would be contrary to the purpose, goal, and intent of TriNet’s agreement to provide Employee with the equity incentive award provided to Employee in the Award Agreement, and that but for Employee’s consent to such post-employment restrictions, the equity incentive award herein would not otherwise be awarded to Employee. Employee further acknowledges that Employee’s participation in equity ownership incentive grants is fully optional on the part of Employee, and that Employee opts to participate fully understanding that the foregoing covenants and restrictions would be conditions of such participation.
SECTION 7. Irreparable Harm/Injunctive Relief. Employee acknowledges and agrees that any breach of Employee’s obligations under the Non-Disclosure, Notice of Resignation, Non-Solicitation, and/or Non-Competition covenants above, as applicable, will result in irreparable and continuing harm and injury to TriNet for which there is no adequate remedy at law. Employee further agrees that in the event Employee breaches the non-disclosure, non- solicitation, and/or non-competition covenants, TriNet shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief to enforce the specific terms of these covenants. Employee further agrees and consents that in any action seeking temporary or preliminary injunctive relief to enforce any of the foregoing restrictions, TriNet and Employee shall be entitled to engage in expedited discovery in aid of proceedings seeking temporary and/or preliminary injunctive relief, including expedited document production, interrogatories, and depositions limited at the expedited stage to those topics that are relevant to temporary and/or preliminary injunctive relief.
SECTION 8. Other Provisions. If any provision of this Agreement is found to be invalid or unenforceable, the parties hereto agree that a court may modify, alter or amend such provision to the extent necessary to make it enforceable. If a court declines to modify, alter or amend the provision to make it enforceable, then the remaining provisions of this Agreement shall remain in full force and effect. This Agreement is assignable by TriNet and will be binding upon and inure to the benefit of TriNet’s successors, assigns and affiliated entities. Employee agrees that, should TriNet, or any subsidiary or unit of TriNet in which Employee works, be acquired by, merge with, or otherwise combine with another business entity, TriNet’s rights under this Agreement will be automatically assigned to the surviving entity, and such entity will have all rights to enforce this Agreement. Employee hereby consents to any such actual or deemed automatic assignment. Notwithstanding the foregoing, Employee may not assign this Agreement.
SECTION 9. Governing Law; Venue; Integration. The terms of this Agreement and any disputes arising out of it shall be governed by, and construed in accordance with, the laws of the state or province in which Employee was last employed by TriNet, without giving effect to such state or province’s conflict of law principles. Employee agrees and understands that such state or province’s laws will govern as set forth herein regardless of whether Employee moves Employee’s residence or place of employment to another state or location after termination of employment with TriNet. Notwithstanding any arbitration agreement that otherwise may exist between Employee and TriNet, Employee and TriNet agree that in the event of any dispute arising under this Agreement, any such dispute is not subject to arbitration, and Employee and TriNet instead hereby mutually confer exclusive jurisdiction and venue for any dispute in any way related to this Agreement on the state, provincial or federal court having original jurisdiction for the location in which Employee last worked for TriNet, and Employee and TriNet both agree not to bring any litigation in any way related to this Agreement in any other court or forum. This Agreement replaces and supersedes any Restrictive Covenant Agreement contained in a prior Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement entered into by the parties.

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Employee understands and acknowledges that Employee has the right to consult with Employee’s attorney to obtain legal counsel prior to making the choice to accept this Agreement and the restrictions contained herein.
IN WITNESS WHEREOF, Employee accepts the obligations under this Agreement and will be deemed to have accepted and signed this Agreement upon Employee’s acceptance of the

Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement to which it is attached.